EXHIBIT 10.1

Newell Brands Inc.

2021 Long-Term Incentive Plan

Terms and Conditions

1. Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, or any successor plan (the “Stock Plan”), the Organizational Development & Compensation Committee and its Equity Award Subcommittee (individually or collectively referred to herein as the “Committee”) of the Board of Directors of Newell Brands Inc. (the “Company”), at any time and from time to time, may each grant awards based on shares of the Company’s Common Stock, including Restricted Stock Units and Stock Options, to eligible employees in such amounts as the Committee shall determine. The 2015 Newell Rubbermaid Inc. International Incentive Plan (the “International Plan”) establishes authority to grant similar awards, including Stock Units and Stock Appreciation Rights (“SARs”), to Employees who reside outside the United States, other than such employees residing in Argentina and Venezuela, with such awards to be settled only in cash. This document, referred to herein as the “LTIP”, establishes a methodology for determining awards of Restricted Stock Units (including Stock Units under the International Plan), Stock Options and SARs under the Stock Plan and the International Plan in 2021 to eligible Newell legacy employees with positions in Salary Bands 6-15 and other comparable positions selected by the Committee (collectively the “Key Employees”). The Committee or, in the case of awards to the Chief Executive Officer, the independent members of the Board of Directors (the “Independent Directors”), intends to grant Restricted Stock Units and Stock Options/SARs to Key Employees pursuant to the guidelines set forth below. The Committee has delegated to certain officers of the Company (the “Authorized Officers”) its authority to determine awards of Restricted Stock Units and Stock Options/SARs to Key Employees in accordance with this LTIP other than (i) officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, (ii) any employee for whom the Committee specifically approved a 2021 LTIP award, or (iii) as may be prohibited by applicable law, regulation or rule of a stock exchange on which the Company’s stock is listed. As used herein, the term “Committee” shall include the Committee, the Independent Directors or the Authorized Officers, as the context requires.

2. Guidelines. The number of shares subject to Restricted Stock Units and Stock Options (or SARs, solely in the case of Cash Award Recipients, as defined below) granted to a Key Employee in 2021 as an LTIP award will be determined as follows:

(a)	For 2021 LTIP awards the Committee will determine:

(i)

For each Key Employee identified by the Committee to receive an award, an award value, which may be expressed as a dollar value or as a percentage of the Key Employee’s base salary rate, which value will be based on the Key Employee’s Salary Band if applicable or, if not, other criteria as determined by the Committee (the “Base Value”). The Committee may adjust the Base Value for any Key Employee based on individual performance or other factors deemed relevant by the Committee.

(ii)	A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the performance period (the “TSR Comparator Group”).

(iii)

Performance Goals for purposes of determining the Company’s performance with respect to the cumulative “Free Cash Flow” and “Annual Core Sales Growth” of the Company for the three-year performance period beginning as of January 1, 2021.

(b)	Of the Base Value determined for each such Key Employee for the year:

(i)

Time-Based Restricted Stock Units. The Committee intends to authorize a Time-Based Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant of the award:

Salary Bands 7 through 15	20%
Salary Band 6 (and other directors identified by the Committee)	50%

(ii)

Performance-Based Restricted Stock Units. The Committee intends to authorize a Performance-Based Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Bands 7 through 15	50%
Salary Band 6 (and other directors identified by the Committee)	50%

(iii)

Stock Options/SARs. The Committee intends to authorize a Stock Option or SAR (solely in the case of Cash Award Recipients) grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Base Value established for such Key Employee by the deemed value of an option to purchase one share of Common Stock, as determined by the Committee, on the date of grant of the award:

Salary Bands 7 through 15	30%
Salary Band 6 (and other directors identified by the Committee)	0%

The Committee may adjust the relative percentages of Time-Based and Performance-Based Restricted Stock Units and Stock Options/SARs in individual cases based on such factors as it deems appropriate. Each Performance-Based Restricted Stock Unit grant will be subject to the performance analysis described in Exhibit A attached hereto.

3. Vesting. Each Performance-Based Restricted Stock Unit grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant, subject to achievement of the applicable performance measures and continued employment. Each Time-Based Restricted Stock Unit grant (a) to Key Employees in Salary Bands 7 through 15 will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant, and (b) to Key Employees in Salary Band 6 (and other directors) will vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant subject to continued employment. Each Stock Option and SAR grant will vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant subject to continued employment.

4. Award Agreements. Each Restricted Stock Unit and Stock Option (or SAR) grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement or Stock Option Agreement (or as applicable a Stock Appreciation Right Agreement) in accordance with the Stock Plan or the International Plan (as applicable), which will specify the number of shares subject to the award, the vesting schedule, the payment provisions, including dividend or dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of specific performance goals, and/or restrictions under applicable federal or state securities laws. Exhibit A to this LTIP will be included as an exhibit to each Restricted Stock Unit Agreement issued pursuant to this LTIP.

5. Amendment or Termination of LTIP. The Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. No such amendment or termination will affect any outstanding Restricted Stock Unit Award or Stock Option, which will be governed by the terms of the applicable Restricted Stock Unit Agreement or Stock Option Agreement.

6. Non-US Employees. Notwithstanding anything else set forth herein to the contrary, Key Employees who reside outside the United States, other than such employees residing in Argentina and Venezuela and, if applicable, members of the Newell Brands Executive Leadership Team (“Cash Award Recipients”), will receive under the LTIP only cash–settled Time-Based Stock Units, Performance-Based Stock Units and Stock Appreciation Rights under the International Plan. Any reference to Stock Options herein shall be deemed to refer to Stock Appreciation Rights and any reference herein to Restricted Stock Units herein shall be deemed to refer to Stock Units, in each case with respect to any Cash Award Recipient.

7. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.

EXHIBIT A

Performance Criteria Applicable to

Performance-Based RSUs

1.

Following the completion of the applicable three-year performance period, the Committee will determine the extent to which each of the Performance Goals related to Free Cash Flow and Annual Core Sales Growth as described below have been achieved. Each payout percentage calculated in accordance with Section 2 and Section 3 of this Exhibit A shall be multiplied by 50%, with the resulting sum of the two payout percentages (to two decimal places) multiplied by the TSR Modifier Percentage calculated in accordance with Section 4, if applicable, to determine the total payout percentage applicable to the Award (the “Award Payout Percentage”). The number of Performance-Based RSUs subject to the Award will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, (i) the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%), and (ii) in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the three year performance period (as determined pursuant to Section 4 below), the Award Payout Percentage shall not exceed a maximum of one hundred percent (100%).

2.	Free Cash Flow

a.

Free Cash Flow shall be measured on a cumulative basis over the entire three-year performance period commencing January 1, 2021 and ending December 31, 2023. The payout percentage for the Company’s cumulative Free Cash Flow shall be determined in accordance with the Free Cash Flow targets and payout percentages established by the Committee prior to the grant date of the award.

b.	The payout percentage for the Free Cash Flow target shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets

c.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

d.

“Free Cash Flow” means operating cash flow for the total Company (including discontinued operations), as reported by the Company, less capital expenditures, subject only to the adjustments described below. Free Cash Flow shall exclude the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business; cash expenditures associated with the acquisition, or divestiture of business units or lines of business, including retention related deal payments and all cash costs associated with appraisal rights proceedings; and other significant cash costs that have had or are likely to have a significant impact on Free Cash Flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free Cash Flow shall include disposal proceeds for ordinary course and restructuring related asset sales.

e.

Upon the divestiture of a business unit or line of business, Free Cash Flow targets shall be adjusted to exclude the estimated results for the divested business unit or line for the period following the divestiture, to reflect the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the period following the divestiture, and to reflect the impact of any use of net proceeds from the divestiture for debt repayment. Upon the acquisition of a business unit or line of business, Free Cash Flow targets will be adjusted to reflect the anticipated impact of the transaction during the performance period in accordance with management estimates as communicated to the Board of Directors (or a committee thereof) in support of the acquisition approval request, including any related interest expense or financing cost.

f.

The Free Cash Flow targets will be updated to reflect the impact of any changes in tax laws enacted during the performance period (and not currently pending) that significantly affect the Company’s Free Cash Flow, subject to approval by the Committee.

3.	Annual Core Sales Growth

a.

The payout percentage for Annual Core Sales Growth shall equal the average of the payout percentages determined for each year of the three-year performance period commencing January 1, 2021 and ending December 31, 2023, as set forth below.

b.

The payout percentage applicable to each calendar year of the three-year performance period shall be determined in accordance with those Core Sales Growth targets and payout percentages established by the Committee prior to the grant date of the award.

c.

The payout percentage for the Annual Core Sales Growth target in each year shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets

d.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

e.

Upon completion of the three-year performance period, the three annual payout percentages determined as described above shall be averaged, with the result constituting the Annual Core Sales Growth payout percentage for purposes of calculating the Award Payout Percentage under Section 1.

f.

“Annual Core Sales Growth” means the Company’s Core Sales Growth performance, calculated on the same basis as Core Sales Growth publicly reported by the Company and expressed as a percentage, over each year of the three-year performance period commencing January 1, 2021 and ending December 31, 2023, with each of the three annual Core Sales performance rates measured against the Core Sales for the respective preceding fiscal year.

g.

“Core Sales” shall exclude the impact of planned and completed divestitures (from the first day of the preceding quarter when the announcement is made), discontinued operations, acquisitions (for a period of one year from acquisition), retail store openings (for a period of one year from opening), retail store closures (for all closures occurring or planned to occur within the performance period) and foreign currency exchange, and all business/market exits and other items excluded from publicly reported Core Sales Growth.

4.	Relative Total Shareholder Return Modifier

a.

The payout percentage applicable to Performance-Based RSUs covered by the Award, calculated under Sections 2 and 3 above, will be subject to modification based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the following Comparator Group members:

Avery Dennison Corporation Fortune Brands Home & Security Inc. Hasbro, Inc. Henkel AG & Co. KGaA Kimberly-Clark Corporation Koninklijke Philips N.V.	Mattel, Inc. Societe BIC SA Spectrum Brands Holdings, Inc. Tupperware Brands Whirlpool Corporation

b.

Any companies that are in the TSR Comparator Group at the beginning of the performance period that no longer exist at the end of the three-year performance period (e.g., through merger, buyout, spin-off, or similar transaction), or otherwise change their structure or business such that they are no longer reasonably comparable to the Company, shall be disregarded by the Committee in the Committee’s calculation of the appropriate interpolated percentage.

c.

The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the three-year performance period, beginning January 1, 2021, and ending December 31, 2023, will be determined by the Committee based on the TSR for the Performance Period for the Company and each of the members in the TSR Comparator Group as calculated below:

d.	TSR is calculated as follows and then expressed as a percentage:

(Ending Average Market Value – Beginning Average Market Value) + Cumulative Annual Dividends

Beginning Average Market Value

“Average Market Value” means the simple average of the daily stock prices at close for each trading day during the applicable period beginning or ending on the specified date for which such closing price is reported by the New York Stock Exchange, Nasdaq Stock Exchange or other authoritative source the Committee may determine.

“Beginning Average Market Value” means the Average Market Value for the ninety (90) days ending December 31, 2020.

“Cumulative Annual Dividends” mean the cumulative dividends and other distributions with respect to a share of the Common Stock the record date for which occurs within the Performance Period.

“Ending Average Market Value” means the Average Market Value for the last ninety (90) days of the Performance Period.

“Performance Period” means the period beginning January 1, 2021 and ending December 31, 2023.

The payout percentage calculated under Sections 2 and 3 above will be multiplied by a percentage attributable to the Company’s ranking in the TSR Comparator Group as follows (the “TSR Modifier Percentage”). The TSR Modifier Percentage will be 110% in the event the Company’s ranking is in the top quartile of the TSR Comparator Group at the end of the Performance Period. The TSR Modifier Percentage will be 90% in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period. Additionally, if the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period, the payout percentage will be no higher than target (100%), even if the calculation results in a higher payout. In the event the Company’s ranking is in neither the top nor the bottom quartile of the TSR Comparator Group, this Section 4 will not apply and there will be no TSR Modifier Percentage and no adjustment to the payout percentage calculated under Sections 2 and 3 above.

e.

For illustration, if the TSR Comparator Group has 12 companies (including the Company), and one merges out of existence before the end of the three-year performance period, the TSR Modifier Percentage will be based on where the Company ranks among the 11 remaining companies as follows:

Rank (Highest to Lowest)	Percentage
1st	110%
2nd	110%
3rd	No adjustment
4th	No adjustment[1]
5th	No adjustment
6th	No adjustment
7th	No adjustment
8th	No adjustment
9th	No adjustment
10th	90%
11th	90%

[1]

In the event that the cutoff for the top or bottom quartile occurs between ranks (e.g., between 2nd and 3rd and between 9th and 10th in the example above) the TSR Modifier Percentage will not apply to the lower rank, in the case of the top quartile, or the higher rank, in the case of the bottom quartile, consistent with the table above.